FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212/687-8080

LADENBURG THALMANN REPORTS THIRD QUARTER 2011 RESULTS

Revenues Up on Increased Advisory Fees

Client Assets Are Now Approximately $70 Billion After Closing of Securities America
Transaction

Company Announces 5,000,000 Share Stock Repurchase Program
________________________________________________________________________

MIAMI, FL, November 9, 2011 — Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) today announced financial results for the three and nine months ended September 30, 2011.

Third quarter 2011 revenues were $48.9 million, a 1.1% increase from revenues of $48.4 million in the third quarter of 2010. The Company had a net loss of $3.1 million, or $(0.02) per basic and diluted share, in the third quarter of 2011, compared to a net loss of $3.2 million, or $(0.02) per basic and diluted share, in the comparable 2010 period. Third quarter 2011 results included $0.8 million in professional fee expense, $0.7 million in acquisition related expense, $1.9 million of forgiven principal and interest under the loan agreement with National Financial Services and $1.6 million of non-cash charges for depreciation, amortization and compensation expense, while third quarter 2010 results included $2.0 million of forgiven principal and interest under the loan agreement with National Financial Services, $1.8 million in professional fee expense and $2.3 million of non-cash charges for depreciation, amortization and compensation expense.

For the nine months ended September 30, 2011, the Company had revenues of $166.3 million, an 18.9% increase over revenues of $139.9 million for the comparable 2010 period. The Company had a net loss of $2.5 million, or $(0.01) per basic and diluted share in the nine months ended September 30, 2011, compared to a net loss of $9.8 million, or $(0.06) per basic and diluted share, in the comparable 2010 period. The 2011 nine month results included $2.8 million in professional fee expense and $5.4 million of non-cash charges for depreciation, amortization and compensation expense, while the comparable 2010 results included $4.0 million in professional fee expense and $7.7 million of non-cash charges for depreciation, amortization and compensation expense.

Third quarter 2011 EBITDA, as adjusted, was $0.3 million compared to a loss of $0.0 million for the 2010 period. EBITDA, as adjusted, for the nine months ended September 30, 2011 was $7.1 million, compared to $1.4 million for the 2010 period. EBITDA, as adjusted, for both periods excludes non-cash compensation expense and other items.

The following table presents a reconciliation of EBITDA, as adjusted, to net loss as reported.

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2011	2010	2011	2010
Total revenues	$48,898	$48,363	$166,331	$139,918
Total expenses	51,684	51,341	167,841	149,101
Pre-tax loss	(2,786)	(2,978)	(1,510)	(9,183)
Net loss	(3,070)	(3,205)	(2,461)	(9,837)
Reconciliation of EBITDA, as adjusted, to net loss:
EBITDA, as adjusted	287	(39)	7,053	1,371
Add:
Interest income	(3)	(11)	27	(29)
Less:
Interest expense	(820)	(641)	(2,468)	(2,533)
Income tax expense	(284)	(227)	(951)	(654)
Depreciation and amortization	(862)	(996)	(2,650)	(3,030)
Non-cash compensation	(688)	(1,291)	(2,772)	(4,656)
Acquisition related expense	(700)	—	(700)	—
Clearing conversion expense	—	—	—	(306)

Net loss	$(3,070)	$(3,205)	$(2,461)	$(9,837)

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for gains or losses on sales of assets, non-cash compensation expense, acquisition related expense and clearing conversion expense is a key metric the Company uses in evaluating its business. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its business on a consistent basis across various periods due to the significance of non-cash and non-recurring items. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operating performance, such as expenses related to Investacorp’s conversion to a single clearing firm as part of a new seven-year clearing agreement and expenses related to the acquisition of Securities America, or do not involve a cash outlay, such as stock-related compensation. The presentation of EBITDA, as adjusted, should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items or by non-cash items, such as non-cash compensation, which is expected to remain a key element in its long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax loss, net loss and cash flows from operating activities.

At September 30, 2011, shareholders’ equity was $46.4 million as compared to $46.9 million at December 31, 2010.

Ladenburg also announced today that its Board of Directors has authorized the repurchase of up to an additional 5,000,000 shares. The repurchase program is in addition to the Company’s existing 2,500,000 share repurchase program. Repurchases under the program will depend on market conditions, share price and other factors. The repurchase program authorizes the Company to purchase its common stock from time to time through open market purchases, negotiated transactions or other means, including accelerated share repurchases and 10b5-1 trading plans in accordance with applicable securities laws.

Dr. Phillip Frost, Chairman of Ladenburg, said, “Our performance this quarter is further evidence of the merits of combining the stable, recurring revenues of the independent brokerage business with the less predictable but potentially more lucrative investment banking/capital markets businesses. The transformational acquisition of Securities America that we recently closed provides Ladenburg with a leadership position in the attractive independent brokerage and advisory area, one of the most vibrant areas in the financial services industry. With approximately 2,700 advisors and approximately $70 billion in client assets, Ladenburg is well positioned to capitalize on the substantial growth opportunities in this space.”

Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “Increased advisory fees at our independent brokerage business drove revenue higher. In the capital markets business, increased private placement revenues partially offset a decline in underwritten public offerings during a challenging quarter in the market. To date in 2011, Ladenburg has also participated in 55 underwritten offerings that raised approximately $8.5 billion, and placed two registered direct and eight PIPE offerings that raised approximately $124.2 million. It is also worth noting that, consistent with Ladenburg’s strategy, the firm is not engaged in proprietary trading and has no direct exposure to the mortgage market or European sovereign debt. Today’s announcement to purchase an additional 5,000,000 Ladenburg shares underscores the Board’s confidence in the firm’s future.”

About Ladenburg

Ladenburg Thalmann Financial Services is engaged in independent brokerage and advisory services, investment banking, equity research, institutional sales and trading, and asset management services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc., Triad Advisors, Inc. and Securities America, Inc., which together have approximately 2,700 financial advisors and approximately $70 billion in client assets. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer headquartered in Miami, Florida, has been serving the independent registered representative community since 1978. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment advisor headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions. Securities America, based in Omaha, Nebraska, was founded in 1984 and is one of the largest and most successful independent broker-dealers in the country. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, New York with regional offices in Miami and Boca Raton, Florida; Melville, New York; and Princeton, New Jersey. For more information, please visit www.ladenburg.com.

# # #

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial results, future growth, growth of the independent brokerage area, expected benefits from the Securities America acquisition, trends in the independent brokerage channel and our investment banking business. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, as amended, the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2011 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

[Financial Table Follows]

LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Commissions	$25,824	$27,397	$84,676	$79,047
Advisory fees	14,971	12,886	47,920	36,584
Investment banking	3,509	4,661	25,171	16,082
Principal transactions	(524)	(826)	(1,576)	(696)
Interest and dividends	130	144	419	407
Other income	4,988	4,101	9,721	8,494

Total revenues	$48,898	$48,363	$166,331	$139,918

Expenses:
Commissions and fees	$31,158	$31,529	$102,845	$87,079
Compensation and benefits	10,903	9,772	37,503	32,003
Non-cash compensation	688	1,291	2,772	4,656
Brokerage, communication and clearance fees	1,766	1,537	5,189	4,891
Rent and occupancy, net of sublease revenue	810	795	2,425	2,329
Professional services	769	1,815	2,754	3,962
Interest	820	641	2,468	2,533
Depreciation and amortization	862	996	2,650	3,030
Acquisition related	700	—	700	—
Other	3,208	2,965	8,535	8,618

Total expenses	$51,684	$51,341	$167,841	$149,101

Loss before income taxes	(2,786)	(2,978)	(1,510)	(9,183)
Income tax expense	284	227	951	654

Net loss	$(3,070)	$(3,205)	$(2,461)	$(9,837)

Net loss per common share (basic and diluted).	$(0.02)	$(0.02)	$(0.01)	$(0.06)

Weighted average common shares used in computation of per share data:
Basic and diluted	182,810,137	181,327,242	183,068,493	173,370,977